Exhibit 10.47

Date:	January 2, 2006
PERSONAL & CONFIDENTIAL
From:	Curt Johnson

To:	Greg Lawton

The following sets forth our mutual agreement regarding your separation from the Company:

1.	Salary Continuation. Your last day of work will be a date mutually agreed upon by you and the Company for transition purposes after a new CEO has been hired. We have agreed that this Termination Date will be no sooner than January 2, 2006 nor later than April 1, 2006. The Company will pay you two years base salary, flexible spending accounts at your current rate, and PBO at your current target rate in a lump sum payment within the month following the Termination Date. This payment will have all federal, state and local taxes deducted, as applicable.

2.	Health Benefits. The medical, dental and vision coverage you elected under the JohnsonDiversey Choice Benefits Program will cease on your Termination Date, as defined above. At your option, you may continue your coverage for a period of 18 months by paying the full cost for you and your covered dependents. Please contact the JDI Service Center at (866) 391-0760 for more detailed information.

3.	COBRA Assistance. If you elect COBRA, the Company will subsidize the medical and dental rates for the 18 months coverage period so that for the same coverage you will pay the same amount of contribution as if you were an active employee.

4.	Retiree Medical Savings Account (RMSA). You will retain your RMSA Employee Account to be used for payment of healthcare expenses. You will not retain any contributions or earnings from Company Accounts.

5.	Life Insurance. For options on converting core and any additional life insurance coverage, please contact the JDI Service Center.

6.	Choice Benefits. As with the health benefits, the coverage you elected will cease on your Termination Date.

7.	Class C Stock. Since you have tendered all of your Class C Stock and Stock Options pursuant to the tender offer for those shares, all terms and conditions of the tender offer apply to the redemption of the stock and options.

8.	Restricted Stock. You will forfeit your 2000 and 2003 special retention Restricted Stock awards.

9.	Supplemental Executive Retirement Plan. You will be eligible for a retirement benefit prorated through your Termination Date from the JohnsonDiversey, Inc. Supplemental Executive Retirement Plan. This benefit will be calculated pursuant to Section 4.03 of the Plan Document. Details of your calculation and payment options are available from Todd Blazei.

10.	Flexible Spending Account. You will be entitled to use the remaining 2006 Flexible Spending Account of $17,500 for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only) and health club memberships.

11.	Cash Profit Sharing. Your remaining cash profit sharing payment for calendar year 2005 will be made in June, 2006.

12.	2006 PBO. You will receive a 2006 PBO payment at the target level based on salary earned through March, 2006. This payment will be made within the month following your termination date. In consideration of this payment, you agree to be available through December, 2006 at reasonable times upon reasonable notice for consultation with the Company’s CEO.

13.	JohnsonDiversey Cash Balance Plan. Your vested benefit under the JohnsonDiversey Cash Balance Plan is available to you as of your Termination Date. You will receive more detailed information.

14.	401(k) Plan. You will continue to participate in the 401(k) Plan based on your base salary up to your Termination Date. Your Plan account will be based on the date of distribution of your account to you. To access your 401(k) account, please call Fidelity at (800) 890-4015.

15.	All Other Benefits. All other benefits not specifically mentioned above cease as of your Termination Date.

16.	Corporate Credit Card. You agree to file all expense reports on your Mastercard Corporate Credit Card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement.

17.	Return of Company Property. You agree to return within a time and manner mutually agreed upon between you and JoAnne Brandes any and all Company property, including, but not limited to, credit cards, files, including all originals and copies of Company documents (whether or not you were the author or recipient) and any Company material you may have in any electronic form, keys, laptop computer, cell phone, etc. in accordance with Company guidelines.

18.	Release. In consideration of the Company’s provision for the severance payment provided above, you, on your own behalf and for your heirs, assigns and representatives of any kind, hereby release and forever discharge the Company, its officers, directors, shareholders, employees, insurers, subsidiaries and any affiliated companies from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, including, without limitation, rights and/or claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991, known or unknown, arising or having arisen out of, in connection with or during your employment with or separation from the Company. However, this release shall not apply to any of your rights under benefit plans which apply generally to former employees (subject to any benefit plan restrictions) of the Company, any claims based on facts arising after the date of execution of this Agreement, and your rights under this Agreement.

19.	Older Worker Benefit Protection Act. In compliance with the Older Worker Benefit Protection Act, you (“Employee”), agree and acknowledge as follows:

a.	Employee has read the terms of this Agreement, understands its contents, and agrees to the terms and conditions set forth therein of your own free will.

b.	Employee has been advised orally and, by this document, in writing of your right to consult with legal counsel prior to executing this Agreement.

c.	Employee does not rely on any statement or representation of the Company in entering into this Agreement.

d.	Employee understands that this Agreement includes a general release and that Employee can make no claims against the Company except as provided in the general release.

e.	Employee acknowledges that Employee has been afforded a reasonable period of time within which to consider this Agreement. Accordingly, Employee hereby waives the applicable period provided under the Act (45 days) to consider this Agreement.

f.	Employee acknowledges and understands that Employee may rescind the release and waivers contained herein within seven (7) calendar days of the date on which Employee executes this document. Should Employee wish to exercise the right to rescind the release and waivers, the rescission must be in writing and must be delivered by hand or mail within seven (7) calendar days of the date set forth herein. If Employee wishes to deliver the rescission by mail, the rescission must be postmarked within the seven (7) calendar days set forth above; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

BY MAIL/HAND DELIVERY

JoAnne Brandes, General Counsel
JohnsonDiversey, Inc.
8310 - 16th Street
P. O. Box 902
Sturtevant, WI 53177-0902

If Employee wishes to deliver the rescission by hand, the rescission shall be delivered to the person and address stated above.

g.	The consideration referred to in paragraph 1, above, will not be paid until the aforesaid rescission period has expired without Employee exercising Employee’s right of rescission and all terms of this Agreement are fulfilled.

20.	Confidentiality. You agree to keep strictly confidential, and will not disclose to any third party in any manner, excluding your immediate family, attorney or accountant, directly or indirectly, the terms of this Agreement, any confidential business or technical information of the Company, as well as any information regarding any business, and/or personal affairs of any present or former directors, officers, stockholders and/or employees of the Company or any affiliate or subsidiary companies of the Company to which you have been privy during the time that you were an employee of this Company in accordance with the requirements of this Agreement or as may be required by the Agreement to Respect Proprietary Rights and Non-Compete (the “Non-Compete”) you signed.

21.	Non-Compete. You acknowledge and agree that the Non-Compete remains in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Non-Compete are hereby incorporated by reference. You reaffirm the terms of the Non-Compete and agree that (a) by executing this Agreement you are agreeing to all of the terms of the Non-Compete as if you signed that document anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Non-Compete.

22.	Breach of Agreement. The Company shall have the right to terminate any and all payments to be made to you under this Agreement in the event of your breach of any of your obligations under this Agreement or under the Non-Compete, or in the event you challenge the enforceability of any portion of this Agreement or of the Non-Compete.

23.	Miscellaneous.

a.	You agree to cooperate with the Company (including meeting with personnel of the Company and/or their lawyers) in any claim or matter which may arise (including in the future) about which you may have knowledge acquired during your period of employment.

b.	You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation of any kind or description.

c.	We advise you to consult an attorney prior to signing this Agreement, especially in relation to the release stated above.

If you are in agreement with all of the terms stated in this letter, please sign both copies where provided below and return one copy to me.

/s/ Curt Johnson
Curt Johnson

Accepted and agreed to this 3 day of February, 2006.

/s/ Greg Lawton
Greg Lawton